Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-147490 and 333-148544) of Synthesis Energy Systems, Inc. and subsidiaries (a development stage enterprise) of our report dated September 26, 2012 relating to the financial statements, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

September 26, 2012